Exhibit 99.1

News Release

Graham Corporation • 20 Florence Avenue • Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

•	Record quarterly and full year revenue increased 13% to $67.1 million and 17% to $245.3 million, respectively

•	Quarterly net income per diluted share was $0.18; Fiscal 2026 net income per diluted share was $1.12

•	Quarterly Adjusted net income per diluted share[1] was $0.33; Fiscal 2026 Adjusted net income per diluted share[1] increased 13% to $1.40

•	Quarterly Adjusted EBITDA[1] was $6.8 million; Fiscal 2026 Adjusted EBITDA[1] increased 16% to $26.0 million

•	Record backlog[2] of $532.6 million, increasing 29% year-over-year, benefiting from record full year orders[2] of $359 million (Book-to-Bill[2] 1.5x)

•	Completed acquisition of FlackTek™, establishing advanced mixing and materials processing as Graham’s third core technology platform and further expanding capabilities across all our markets

•	Fiscal 2027 revenue and Adjusted EBITDA[1] guidance reflects continued growth and is in line with our long-term goals

BATAVIA, NY, June 8, 2026 – Graham Corporation (NYSE: GHM) (“GHM,” “Graham,” or the “Company”), a global leader in the design and manufacture of mission critical fluid, power, heat transfer, vacuum, and advanced mixing technologies for the Defense, Energy & Process, and Space industries, today reported financial results for the fourth quarter and fiscal year ended March 31, 2026 (“fiscal 2026”).

Graham’s President and Chief Executive Officer, Matthew J. Malone stated, “Fiscal 2026 was another year of strong execution and continued momentum across Graham. We delivered record annual revenue, orders, and backlog, as well as a 1.5x book-to-bill ratio, reflecting sustained demand across our core end markets and the strength of our diversified business model. During the year, we continued executing on strategic initiatives to drive sustainable long-term value creation including investments focused on capability and capacity expansion, operational excellence, and next generation technology, which are expected to deliver returns on invested capital above 20%.”

Mr. Malone continued, “As we enter fiscal 2027, we remain focused on disciplined execution and strategic investments that enhance our capabilities and support long-term profitable growth. We believe our record backlog, strong pipeline, and ongoing integration initiatives provide meaningful visibility and line of sight to deliver our fiscal 2027 objectives.”

[1]	Adjusted net income per diluted share and Adjusted EBITDA are non-GAAP measures. See attached tables and other information for important disclosures regarding Graham’s use of these non-GAAP measures.
[2]	Orders, backlog and book-to-bill ratio are key performance metrics. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

June 8, 2026

Fourth Quarter and Full Year Fiscal 2026 Performance Review

(All comparisons are with the same prior-year period unless noted otherwise.)

($ in thousands except per share data)	Q4 FY26	Q4 FY25	$ Change	% Change		FY 2026	FY 2025	Change	% Change
Net sales	$67,078	$59,345	$7,733	13%		$245,293	$209,896	$35,397	17%
Gross profit	$15,254	$16,008	$(754)	-5%		$57,750	$52,861	$4,889	9%
Gross margin	22.7%	27.0%		-430	bps	23.5%	25.2%		-170	bps
Operating income	$2,658	$5,519	$(2,861)	-52%		$15,017	$15,188	$(171)	-1%
Operating margin	4.0%	9.3%		-530	bps	6.1%	7.2%		-110	bps
Net income	$1,970	$4,395	$(2,425)	-55%		$12,500	$12,230	$270	2%
Net income margin	2.9%	7.4%		-450	bps	5.1%	5.8%		-70	bps
Net income per diluted share	$0.18	$0.40	$(0.22)	-55%		$1.12	$1.11	$0.01	1%
Adjusted net income*	$3,717	$4,752	$(1,035)	-22%		$15,598	$13,716	$1,882	14%
Adjusted net income per diluted share*	$0.33	$0.43	$(0.10)	-23%		$1.40	$1.24	$0.16	13%
Adjusted EBITDA*	$6,818	$7,650	$(832)	-11%		$25,995	$22,429	$3,566	16%
Adjusted EBITDA margin*	10.2%	12.9%		-270	bps	10.6%	10.7%		-10	bps

*

Graham believes that, when used in conjunction with measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), adjusted net income, adjusted net income per diluted share, adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP measures, help in the understanding of its operating performance. See attached tables and other information provided at the end of this press release for important disclosures regarding Graham’s use of these non-GAAP measures.

Fourth Quarter Fiscal 2026 Commentary

Quarterly net sales increased 13% to a record $67.1 million compared with the prior-year period, driven primarily by continued strength in the Defense market, building momentum in the Space market, and contributions from recently acquired businesses. Sales to the Defense market continued to benefit from strong program execution, capability and capacity expansion, and demand across key naval defense platforms. Space revenue increased 14% over the prior year due to the ramp up of existing programs.

Sales to the Energy & Process market remained consistent with the prior year quarter, supported by solid aftermarket demand, continued activity within New Energy applications, including small modular reactor opportunities, and the recent acquisition of FlackTek Manufacturing, LLC and FlackTek Sales, LLC (collectively, “FlackTek”), which contributed $2.8 million to sales during the quarter. While elevated oil prices have supported steady maintenance activity levels, customers continue to exhibit caution around large capital project spending amid ongoing geopolitical uncertainty.

Gross profit for the quarter was $15.3 million, or 22.7% of sales, compared with 27.0% in the prior-year period. Gross margin reflected a less favorable mix, including an increased level of lower-margin Defense sales and FlackTek revenue due to purchase accounting adjustments, as well as lower Aftermarket sales in comparison to the prior year, partially offset by improved operational execution.

Selling, general and administrative expense (“SG&A”), including amortization, increased primarily due to acquisition and integration costs, additional SG&A costs related to the recently acquired FlackTek operations, and continued investments in people, processes, and technology.

Full-Year Fiscal 2026 Commentary

Net sales for fiscal 2026 increased 17% to a record $245.3 million compared with fiscal 2025, driven primarily by continued growth within the Defense market, sustained demand across Graham’s diversified end markets, and contributions from acquisitions. Defense revenue increased significantly year-over-year primarily due to new programs, growth in existing programs, and the timing of project milestones. Space market revenue was

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

June 8, 2026

consistent with the prior year, but is expected to ramp in fiscal 2027 as orders increased 76% year-over-year, reflecting strong long-term demand fundamentals and program growth. Revenue within the Energy & Process market increased 14% year-over-year as strong aftermarket activity, growth within New Energy applications and contributions from the FlackTek acquisition were partially offset by continued softness in large capital project spending.

Gross profit increased 9% to $57.8 million, and gross margin was 23.5% of sales. Profitability continued to benefit from higher production volumes, operational efficiencies, pricing discipline, and strategic investments made throughout the business but were offset by a higher mix of lower margin sales including increased material content and Defense revenue, incremental tariff impacts of approximately $1.0 million, and the non-recurrence of the prior year BlueForge Alliance grant related to defense welder training initiatives.

SG&A, including amortization, totaled $43.4 million compared with $38.9 million in the prior year, reflecting continued investments in people, processes, and technologies, acquisition and integration activities, and additional SG&A costs related to the recently acquired FlackTek operations.

Cash Management and Balance Sheet

Cash provided by operating activities for fiscal 2026 was $15.9 million, reflecting strong cash net income partially offset by higher working capital balances. Note that cash flow from operations for the fourth quarter of fiscal 2026 were negatively impacted by approximately $4 million related to transaction bonuses assumed in the FlackTek acquisition that were awarded by the previous owners of FlackTek but paid by the Company and was a reduction to the cash purchase price paid.

As of March 31, 2026, cash and cash equivalents were $6.6 million compared with $21.6 million on March 31, 2025. Capital expenditures, net for fiscal 2026 were $15.8 million and focused primarily on capability and capacity expansion, automation, productivity improvements, and advanced manufacturing capabilities, all of which are expected to deliver returns on invested capital above 20%.

During the first quarter of fiscal 2027, Graham further strengthened its balance sheet and financial flexibility through a $50 million investment from accounts advised by T. Rowe Price. The Company utilized $13 million of the proceeds for debt repayment and is expected to utilize the remaining proceeds to help fund future organic and inorganic growth opportunities.

The Company currently has access to approximately $74 million of liquidity under its revolving credit facility.

Orders, Backlog, and Book-to-Bill Ratio

See supplemental data filed with the Securities and Exchange Commission on Form 8-K and provided on the Company’s website for a further breakdown of orders and backlog by market. See “Key Performance Indicators” below for important disclosures regarding Graham’s use of these metrics ($ in millions).

	Q1 25	Q2 25	Q3 25	Q4 25	FY25	Q1 26	Q2 26	Q3 26	Q4 26	FY26
Orders	$55.8	$63.7	$24.8	$86.9	$231.1	$125.9	$83.2	$71.7	$78.7	$359.4
Backlog	$396.8	$407.0	$384.7	$412.3	$412.3	$482.9	$500.1	$515.6	$532.6	$532.6

Orders for the fourth quarter of fiscal 2026 were $78.7 million, representing a book-to-bill ratio of 1.2x. Full year fiscal 2026 orders were a record $359.4 million, resulting in a book-to-bill ratio of 1.5x.

Backlog at fiscal year-end reached a record $532.6 million, increasing 29% compared with the prior year, driven primarily by continued strength in the Defense and Space markets.

The Company continues to experience strong demand across its core Defense, Space, and New Energy platforms and expects favorable long-term market fundamentals supporting future growth. Management believes the Company’s backlog provides visibility into future revenue generation and supports its long-term growth objectives.

Approximately 35% to 40% of backlog is expected to convert to revenue over the next twelve months, with the remainder extending over multiple years, primarily within the Defense market.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

June 8, 2026

Fiscal 2027 Outlook

(as of June 8, 2026)	Fiscal 2027 Guidance
Net Sales	$285 million to $295 million
Gross Margin	24.5% to 25.5% of sales
SG&A expense (including amortization)(1)(2)	16.5% to 17.5% of sales
Adjusted EBITDA(2)(3)(4)	$35 million to $40 million
Effective Tax Rate	18% to 20%
Capital Expenditures	$18.0 million to $22.0 million

(1)	Includes approximately $4.0 million to $5.0 million of equity-based compensation, net acquisition & integration costs, and enterprise resource planning (“ERP”) conversion costs included in SG&A.
(2)

Includes approximately $2.5 million of incremental costs to invest in people, processes, and technology to enable future growth and accelerate the commercialization of Graham products and technologies.

(3)

Excludes net interest (income) expense, income taxes, depreciation, and amortization from net income, as well as approximately $4.0 million to $5.0 million of equity-based compensation, net acquisition & integration costs, and ERP conversion costs.

(4)	See “Forward-Looking Non-GAAP Measures” below for additional information.

Graham’s Chief Financial Officer, Christopher J. Thome, said, “We are pleased with our fiscal 2026 performance which met our raised guidance for the year and reflected continued operational execution, strong order activity, and disciplined investment across the business. During the year, we continued investing in automation, advanced manufacturing capacity and capabilities, our technology, and strategic growth initiatives intended to support long-term scalable growth and margin expansion, and are expected to generate returns on invested capital above 20%.

“As we enter fiscal 2027, we remain focused on disciplined execution, integrating FlackTek, and continuing to invest in our people, processes, and technology to enable future growth and accelerate the commercialization of our products and technologies. We believe the underlying momentum of the business remains strong and supports our long-term profitability objectives. Our fiscal 2027 revenue and Adjusted EBITDA guidance reflects continued growth and is in line with our long-term goals.”

Webcast and Conference Call

GHM’s management will host a conference call and live webcast on June 8, 2026, at 11:00 a.m. Eastern Time (“ET”) to review its financial results as well as its strategy and outlook. The review will be accompanied by a slide presentation, which will be made available immediately prior to the conference call on GHM’s investor relations website.

A question-and-answer session will follow the formal presentation. GHM’s conference call can be accessed by calling (201)-689-8560. Alternatively, the webcast can be monitored from the events section of GHM’s investor relations website.

A telephonic replay will be available from 3:00 p.m. ET today through Monday June 15, 2026. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13760742 or access the webcast replay via the Company’s website at ir.grahamcorp.com, where a transcript will also be posted once available.

About Graham Corporation

Graham is a global leader in the design and manufacture of mission critical fluid, power, heat transfer, vacuum, and advanced mixing technologies for the Defense, Energy & Process, and Space industries. Graham Corporation and its family of global brands are built upon world-renowned engineering expertise, proprietary technologies, as well as its responsive and flexible service and the unsurpassed quality customers have come to expect from the Company’s products and systems. Graham Corporation routinely posts news and other important information on its website, grahamcorp.com, where additional information on Graham Corporation and its businesses can be found.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

June 8, 2026

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “continue,” “estimate,” “expects,” “future,” “outlook,” “believes,” “could,” “guidance,” “goal,” “may”, “will,” “plan” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, profitability of future projects and the business, its ability to deliver to plan, its ability to continue to strengthen relationships with customers in the Defense industry, its ability to secure future projects and applications, expected expansion and growth opportunities, anticipated sales, revenues, adjusted EBITDA, adjusted EBITDA margins, return on invested capital, capital expenditures and SG&A expenses, the timing of conversion of backlog to sales, orders, market presence, profit margins, tax rates, foreign sales operations, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, and its acquisition and growth strategy, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission (the “SEC”), included under the heading entitled “Risk Factors”, and in other reports filed with the SEC.

Should one or more of these risks or uncertainties materialize or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

Non-GAAP Financial Measures

Adjusted EBITDA is defined as consolidated net income (loss) before net interest expense, income taxes, depreciation, amortization, other acquisition related expenses, equity-based compensation, ERP implementation costs, and other unusual/nonrecurring expenses. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of sales. Adjusted EBITDA and Adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information, such as Adjusted EBITDA and Adjusted EBITDA margin, is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Moreover, Graham’s credit facility also contains ratios based on Adjusted EBITDA. Because Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted EBITDA, and Adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Adjusted net income and adjusted net income per diluted share are defined as net income and net income per diluted share as reported, adjusted for certain items and at a normalized tax rate. Adjusted net income and adjusted net income per diluted share are not measures determined in accordance with GAAP, and may not be comparable to the measures as used by other companies. Nevertheless, Graham believes that providing non-GAAP information, such as adjusted net income and adjusted net income per diluted share, is important for investors and other readers of the Company’s financial statements and assists in understanding the comparison of the current quarter’s and current fiscal year’s net income and net income per diluted share to the historical periods’ net income and net income per diluted share. Graham also believes that adjusted net income per share, which adds back intangible amortization expense related to acquisitions and other unusual and non-recurring items, provides a more comparable metric to other companies that are not as acquisitive as Graham and is more reflective of our underlying business.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

June 8, 2026

Forward-Looking Non-GAAP Measures

Forward-looking return on invested capital, Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures. The Company is unable to present a quantitative reconciliation of these forward-looking non-GAAP financial measures to their most directly comparable forward-looking GAAP financial measures because such information is not available, and management cannot reliably predict the necessary components of such GAAP measures without unreasonable effort largely because forecasting or predicting our future operating results is subject to many factors out of our control or not readily predictable. In addition, the Company believes that such reconciliations would imply a degree of precision that would be confusing or misleading to investors. The unavailable information could have a significant impact on the Company’s fiscal 2027 financial results. These non-GAAP financial measures are preliminary estimates and are subject to risks and uncertainties, including, among others, changes in connection with purchase accounting, quarter-end, and year-end adjustments. Any variation between the Company’s actual results and preliminary financial estimates set forth above may be material.

Forward-looking return on invested capital is defined as a return on invested capital and is calculated by dividing net operating profit after taxes by the total invested capital. Forward-looking return on invested capital is not a measure determined in accordance with GAAP. Nevertheless, the Company believes that providing forward-looking return on invested capital is important for investors and other readers of the Company’s financial statements, as it is used as an analytical indicator by the Company’s management to better understand profitability and efficiency of use of capital for certain projects. Because forward-looking return on invested capital is a non-GAAP measure and is thus susceptible to varying calculations, forward-looking return on invested capital, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Key Performance Indicators

In addition to the foregoing non-GAAP measures, management uses the following key performance metrics to analyze and measure the Company’s financial performance and results of operations: orders, backlog, and book-to-bill ratio. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent definitive agreements with customers to provide products and/or services. Backlog is defined as the total dollar value of net orders received for which revenue has not yet been recognized. Total backlog can include both funded and unfunded orders under government contracts. Management believes tracking orders and backlog are useful as they often times are leading indicators of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

The book-to-bill ratio is an operational measure that management uses to track the growth prospects of the Company. The Company calculates the book-to-bill ratio for a given period as net orders divided by net sales.

Given that each of orders, backlog, and book-to-bill ratio are operational measures and that the Company’s methodology for calculating orders, backlog and book-to-bill ratio does not meet the definition of a non-GAAP measure, as that term is defined by the SEC, a quantitative reconciliation for each is not required or provided.

For more information, contact:
Christopher J. Thome	Tom Cook
Vice President - Finance and CFO	Investor Relations
Phone: (585) 343-2216	(203) 682-8250
Tom.Cook@icrinc.com

Source: Graham Corporation

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

June 8, 2026

Consolidated Statements of Operations - Unaudited

($in thousands, except per share data)

	Three Months Ended March 31,			Year Ended March 31,
	2026	2025	% Change	2026	2025	% Change
Net sales	$67,078	$59,345	13%	$245,293	$209,896	17%
Cost of products sold	51,824	43,337	20%	187,543	157,035	19%

Gross profit	15,254	16,008	(5%)	57,750	52,861	9%
Gross margin	22.7%	27.0%		23.5%	25.2%
Operating expenses and income:
Selling, general and administrative	12,247	10,322	19%	41,562	37,143	12%
Selling, general and administrative – amortization	484	436	11%	1,792	1,745	3%
Other operating income	(135)	(269)	(50%)	(621)	(1,215)	(49%)

Operating income	2,658	5,519	(52%)	15,017	15,188	(1%)

Operating margin	4.0%	9.3%		6.1%	7.2%
Other expense, net	180	91	98%	514	364	41%
Interest expense (income), net	157	(141)	(211%)	(257)	(583)	(56%)

Income before provision for income taxes	2,321	5,569	(58%)	14,760	15,407	(4%)
Provision for income taxes	351	1,174	(70%)	2,260	3,177	(29%)

Net income	$1,970	$4,395	(55%)	$12,500	$12,230	2%

Per share data:
Basic:
Net income	$0.18	$0.40	(55%)	$1.14	$1.12	2%

Diluted:
Net income	$0.18	$0.40	(55%)	$1.12	$1.11	1%

Weighted average common shares outstanding:
Basic	11,052	10,898		10,988	10,884
Diluted	11,233	11,115		11,138	11,066

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

June 8, 2026

Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	March 31, 2026	March 31, 2025
Assets
Current assets:
Cash and cash equivalents	$6,580	$21,577
Trade accounts receivable, net of allowances ($195 and $630 at March 31 2026 and 2025, respectively)	33,809	35,507
Unbilled revenue	59,868	38,494
Inventories	50,758	40,025
Prepaid expenses and other current assets	4,255	4,249
Income taxes receivable	1,184	1,520

Total current assets	156,454	141,372
Property, plant and equipment, net	60,330	50,649
Prepaid pension asset	6,633	5,950
Operating lease assets	6,740	6,386
Goodwill	38,078	25,520
Customer relationships, net	15,372	13,159
Technology and technical know-how, net	23,232	10,310
Tradenames, net	13,458	6,858
Deferred income tax asset	131	1,502
Other assets	3,188	2,404

Total assets	$323,616	$264,110

Liabilities and stockholders’ equity
Current liabilities:
Current portion of finance lease obligations	$23	$21
Accounts payable	25,740	27,309
Accrued compensation	21,547	19,161
Accrued expenses and other current liabilities	4,728	4,322
Customer deposits	102,421	84,062
Operating lease liabilities	1,806	1,275
Income taxes payable	5	—

Total current liabilities	156,270	136,150
Long-term debt	13,000	—
Finance lease obligations	21	44
Operating lease liabilities	5,343	5,514
Deferred income tax liability	897	24
Accrued pension and postretirement benefit liabilities	1,145	1,192
Other long-term liabilities	6,625	1,609

Total liabilities	183,301	144,533

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized	—	—
Common stock, $0.10 par value, 25,500 shares authorized, 11,247 and 11,077 shares issued and 11,073 and 10,903 shares outstanding at March 31, 2026 and 2025, respectively	1,124	1,107
Capital in excess of par value	41,699	34,616
Retained earnings	106,729	94,229
Accumulated other comprehensive loss	(5,849)	(6,987)
Treasury stock (174 shares at March 31, 2026 and 2025, respectively)	(3,388)	(3,388)

Total stockholders’ equity	140,315	119,577

Total liabilities and stockholders’ equity	$323,616	$264,110

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

June 8, 2026

Consolidated Statements of Cash Flows

(Amounts in thousands)

	Year Ended March 31,
	2026	2025
Operating activities:
Net income	$12,500	$12,230
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	5,337	3,718
Amortization	2,506	2,218
Adjustments for credit losses	(256)	829
Amortization of actuarial losses	840	781
Equity-based compensation expense	2,131	1,957
Gain on disposal or sale of property, plant and equipment	(52)	—
Change in fair value of contingent consideration	(568)	(1,215)
Deferred income taxes	1,928	1,471
(Increase) decrease in operating assets, net of acquisitions:
Accounts receivable	5,930	7,999
Unbilled revenue	(21,387)	(10,595)
Inventories	(6,785)	(6,627)
Income taxes receivable	326	(2,235)
Prepaid expenses and other current and non-current assets	(121)	(2,190)
Operating lease assets	1,435	1,294
Prepaid pension asset	(115)	(234)
Increase (decrease) in operating liabilities, net of acquisitions:
Accounts payable	(794)	3,491
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,849)	639
Customer deposits	16,418	12,090
Operating lease liabilities	(1,428)	(1,272)
Long-term portion of accrued compensation, accrued pension and postretirement benefit liabilities	(63)	(33)

Net cash provided by operating activities	15,933	24,316

Investing activities:
Purchase of property, plant and equipment	(16,054)	(18,957)
Proceeds from disposal of property, plant and equipment	274	—
Acquisitions, net of cash acquired	(27,285)	(170)

Net cash used by investing activities	(43,065)	(19,127)

Financing activities:
Borrowings of debt obligations	33,000	—
Principal repayments on debt	(20,000)	—
Repayments on finance lease obligations	(335)	(320)
Issuance of common stock	832	653
Tax withholdings related to net share settlements of restricted stock units and awards	(1,541)	(854)

Net cash provided (used) by financing activities	11,956	(521)

Effect of exchange rate changes on cash	179	(30)

Net (decrease) increase in cash and cash equivalents	(14,997)	4,638
Cash and cash equivalents at beginning of period	21,577	16,939

Cash and cash equivalents at end of period	$6,580	$21,577

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

June 8, 2026

Adjusted EBITDA Reconciliation

(Unaudited, $ in thousands)

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
Net income	$1,970	$4,395	$12,500	$12,230
Acquisition & integration expense (income), net	1,148	(270)	1,305	(1,170)
ERP Implementation costs	122	178	213	882
Net interest expense (income)	157	(141)	(257)	(583)
Income tax expense	351	1,174	2,260	3,177
Equity-based compensation expense	404	753	2,131	1,957
Depreciation & amortization	2,666	1,561	7,843	5,936

Adjusted EBITDA	$6,818	$7,650	$25,995	$22,429

Net sales	$67,078	$59,345	$245,293	$209,896
Net income margin	2.9%	7.4%	5.1%	5.8%
Adjusted EBITDA margin	10.2%	12.9%	10.6%	10.7%

Adjusted Net Income and Adjusted Net Income per Diluted Share Reconciliation

(Unaudited, $ in thousands, except per share amounts)

	Three Months Ended March 31,		Year Ended March 31,
	2026	2025	2026	2025
Net income	$1,970	$4,395	$12,500	$12,230
Acquisition & integration expense (income), net	1,148	(270)	1,305	(1,170)
Amortization of intangible assets	999	555	2,506	2,218
ERP Implementation costs	122	178	213	882
Tax impact of adjustments(1)	(522)	(106)	(926)	(444)

Adjusted net income	$3,717	$4,752	$15,598	$13,716

GAAP net income per diluted share	$0.18	$0.40	$1.12	$1.11
Adjusted net income per diluted share	$0.33	$0.43	$1.40	$1.24
Diluted weighted average common shares outstanding	11,233	11,115	11,138	11,066

(1)	Applies a normalized tax rate to non-GAAP adjustments, which are pre-tax, based upon the statutory tax rate of 23%.

Graham Corporation Reports Fourth Quarter and Full-Year Fiscal 2026 Results

June 8, 2026

Acquisition and integration expense (income) are incremental costs that are directly related to and as a result of acquisition related activity or the subsequent accounting for any contingent earn-out liability. These costs (income) may include, among other things, professional, consulting and other fees, system integration costs, and contingent consideration fair value adjustments. ERP implementation costs primarily relate to consulting costs (training, data conversion, and project management) incurred in connection with the ERP system being implemented at our Batavia, New York facility in order to enhance efficiency and productivity and are not expected to recur once the project is completed.